UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Cannagistics, Inc.

(Name of Registrant as Specified in Charter)

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Cannagistics, Inc.

150 Motor Parkway, Ste 401

Hauppauge, NY 11788

INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

You are not being asked to approve anything. This Information Statement is being provided to you solely for your information.

GENERAL INFORMATION

Why am I receiving these materials?

This Information Statement is mailed or furnished to holders of record of the outstanding common stock of The Integrity Wellness Group, Inc., also known as Cannagistics, Inc., a Delaware corporation (the “Company”), in connection with the action by written consent of shareholders taken without a meeting to approve a change of name to the Company to “The Wholistic Company. (the “Name Change”) and to increase in the total capitalization of the Company from 500,000,000 authorized common shares and 10,000,000 authorized preferred shares to 1,000,000,000 authorized common shares and 20,000,000 authorized preferred shares, all with a par value of $0.0001 per share (“the Increase in the number of authorized shares of common stock of the Company”) which is described in this Information Statement. You are urged to read this Information Statement carefully and in its entirety for a description of the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock. The Company also received approval to change its name to Integrity Wellness Group, Inc. Shareholder approval is not required under the Delaware General Corporation Law (the “DGCL”) for the Name Change, it is required for the Increase in the number of authorized shares of common stock of the Company. Further, the Financial Industry Regulatory Authority (“FINRA”) approval is required of the Name Change and the Increase in the number of authorized shares of common stock of the Company.

The date of this Information Statement is August 23, 2022, and is first being mailed on or about September 23, 2022. Pursuant to the Delaware General Corporation Law (the “DGCL”), the Company is required to provide prompt notice to the shareholders who have not consented in writing.

The Board of Directors of the Company (the “Board”) is not soliciting your proxy or consent in connection with the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock.

What action was taken by written consent?

We obtained written consent by the holders of the majority of the voting power of the Company’s outstanding common stock (the “Majority Shareholders”), approving the amendment to the Company’s Certificate of Incorporation (the “Certificate”) to amend the name of the Company to “The Wholistic Company.” and to amend the Certificate to Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock.

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When is the record date?

The close of business on August 23, 2022, is the record date (the “Record Date”) for the determination of shareholders entitled consent and entitled to receive this Information Statement.

What vote was obtained to approve the amendment to the Certificate of Incorporation described in this Information Statement?

In accordance with Sections 228 and 242 of the DGCL, if the Board adopts a resolution to amend the Certificate, an affirmative vote of a majority of the outstanding voting power entitled to vote is required. On August 23, 2022, the Board adopted this resolution. On August 23, 2022, shareholder approval was obtained through the written consent of our Majority Shareholders. Of the equivalent of 740,000,000 shares entitled to vote, the Majority Shareholders holding the equivalent of 440,000,000 votes or 59% of the outstanding common stock, executed a written consent to effectuate the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock.

Therefore, a special meeting of the shareholders to approve the Increase in the number of authorized shares of common stock of the Company. If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding common stock would also have been required.

When will the Name Change and Increase in the number of authorized shares of common stock of the Company become effective?

Once we decide to implement the Name Change and the Increase in the number of authorized shares of common stock of the Company, it would become effective on the date of filing of a Certificate of Amendment to our Certificate with the office of the Secretary of State of the State of Delaware (the “Effective Date”). However, a U.S. Securities and Exchange Commission (the “SEC”) rule requires us to first give 10 days’ prior notice to FINRA. Additionally, the Certificate of Amendment may not be filed until at least 20 calendar days after the mailing of this Information Statement.

Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Does any person have an interest in the adoption of the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock?

No security holders receive an extra or special benefit not shared on a pro-rata basis by all other holders of the same class.

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AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AMEND THE COMPANY NAME AND Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock

Overview

The Majority Shareholders have approved an amendment to our Certificate to amend the Company Name to Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock of the Company.

The to Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock will have no effect on the par value of our common stock. The proposed form of amendment to our Certificate to Amend the name of the Corporation to “The Wholistic Company” and to Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock attached to this Information Statement as Appendix A.

Our common stock is currently quoted on the OTC Markets Pink Open Market under the symbol “CNGT”. On August 22, 2022, the last sale price of our common stock was $0.0069 per share. Our Board believes that our relatively low per-share market price of our common stock impairs the acceptability of the common stock to potential investors and certain members of the investing public, including institutional investors.

Purpose of the Name Change

The Board believes that a Name Change is desirable for a number of reasons, specifically a change of Direction of the business plan of the Company with the acquisition of our new subsidiary

Advantages And Disadvantages Of Increasing Authorized Common Stock

There are certain advantages and disadvantages of increasing the Company's authorized common stock. The advantages include:

• The ability to issue shares of the Company’s Common Stock in exchange for the Company’s senior debt.

• The ability to raise capital by issuing capital stock under future financing transactions, if any.

• To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

• Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

• The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company's Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

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Procedure for Implementing the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock

The Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock will become effective upon the filing of a Certificate of Amendment to our Certificate with the Secretary of State of the State of Delaware. The timing of the filing of the Certificate of Amendment that will effectuate the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock will be as soon as practicable. In addition, our Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock if, at any time prior to filing the amendment to our Certificate, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock. If a Certificate of Amendment effecting the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock has not been filed with the Secretary of State of the State of Delaware by the close of one year from the Record Date, our Board will abandon the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock.

Both the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock are subject to clearance from FINRA. Accordingly, we will not file anything with the Delaware Secretary of State until permitted to do so by FINRA.

After the filing of the Certificate of Amendment, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

As soon as practicable after the Name Change and Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., shareholders who hold their shares directly in their own name and not through a broker). Record holders may surrender to the transfer agent certificates representing pre-name change shares in exchange for a book entry with the transfer agent or certificates representing post-name change shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

For street name holders of shares (i.e., shareholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the Effective Date.

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SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No service charges, brokerage commissions or transfer taxes will be payable by any shareholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Accounting Matters

The par value per share of our common stock will remain unchanged at $0.0001 per share after the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock. As a result, on the Effective Date, the stated capital on our consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock.

Possible Anti-Takeover Effects of Increase in Authorized Common Stock

We could also use the additional shares of Common Stock that will become available for issuance to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Amendment has not been prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that this proposal could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which the Company’s shareholders might otherwise receive a premium for their shares over then current market prices.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 23, 2022, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group. Unless otherwise stated, the address for each beneficial owner is at 150 Motor Parkway, Suite 401, Hauppauge, NY 11788.

Title of Class (1)	Beneficial Owner (2)	Number of Shares (3)	Percentage of Class (3)	Percentage of Total Voting Power (3)	Percentage of Beneficial Ownership of Common Stock
Executive Officers and Directors:
Common Stock	James Zimbler (4)	906,250	6.8%	3.1%	0.6%
Series E Preferred Stock	James Zimbler (4)	900,000	25%	-	9.0%

Common Stock Series E Preferred Stock	All current executive officers and directors as a group (2 persons)	4,531,250 900,000	34.0% 25%	15.3% -	3.1% 9.0%
10% Stockholders:
Common Stock	Solid Bridge Investments, Inc. (5)	3,625,000	27.2%	14.9%	2.4%
Common Stock	Emerging Growth Advisors, Inc. (6)	906,250	6.8%	3.7%
Series E Preferred Stock		900,000	25%	-	9.0%
Series F Preferred Stock	Regen Biowellness, Inc. (7)(8)	4,400,000	100%	55%	59%
Common Stock	Rob Gietl (9)	3,625,000	27.2%	14.9%	2.4%
Series E Preferred Stock	Cimarron Capital, Inc. (10)	900,000	25%	-	9.0%
Series E Preferred Stock	Leonard Tucker LLC (11)	1,800,000	50%	-	18.0%

(1)	Each share of Series F is convertible into 100 shares of Common Stock as of the date of this Offering Circular and votes with the Common Stock on an as-converted basis. The Series F contains anti-dilution protection while any shares of Series F are outstanding and for a two-year period following conversion pursuant to which the Series F conversion and voting ratio will be automatically adjusted to continually combine for 55% of the Company’s outstanding common stock on a fully-diluted basis during that time. Each share of Series E automatically converts at a conversion ratio as of the date of this Offering Circular of 100 shares of Common Stock upon the earlier of (i) the conversion of the Series F and (ii) June 30, 2023. The Series E is not entitled to vote on any matter before the shareholders. The Series E contains anti-dilution protection while any shares of Series E are outstanding and for a two-year period following conversion pursuant to which the Series E conversion ratio will be automatically adjusted to continually combine for 36% of the Company’s outstanding common stock on a fully-diluted basis during that time..

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(2)

Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of voting stock listed as owned by that person or entity.

(3)	Applicable percentages are based on the equivalent voting power of 29,634,320 shares outstanding as of the record date, which includes 6,085,444 shares of outstanding Common Stock, 16,298,876 shares of common stock underlying the 55% conversion and voting rights of the Series F and 7,250,000 shares of Common Stock to be issued upon conversion of the Series D. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants, and Preferred Stock currently exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The table includes shares of Common Stock, options, and warrants exercisable or convertible into Common Stock and vested or vesting within 60 days.

(4)	Mr. Zimbler is our President and a Director. Includes shares beneficially owned by Mr. Zimbler through Emerging Growth Advisors, Inc., which is the holder of (i) 906,250 shares of Common Stock and (ii) 900,000 shares of Series F Preferred Stock, that may be voted with the equivalent of 2,250,000 shares of Common Stock. Mr. Zimbler is President of Emerging Growth Advisors, Inc.

(5)	Carlos Defex and Veronica Defex were holders and the beneficial owners and control persons for Solid Bridge Investments, Inc., which is the holder of 2,000,000 shares of Series D Preferred Stock which will be converted into shares of Common Stock Increase in the number of authorized shares of common stock of the Company to 1,000,000,0000 shares of common stock and 20,000,000 shares of preferred stock.

(6)	Mr. James Zimbler is the control person.

(7)	Emergent Health Corp., entered into an Asset Purchase Agreement with Regen Biowellness, Inc., of which Mr. Jim Morrison, is the CEO/President, holds 4,400,000 shares of Series F of the Company, that may be voted with the equivalent of 440,000,000 shares of Common Stock.

(8)	Jim Morrison and Dr. Ghalili, Directors of the Company are also President and director and director of Regen Biowellness, Inc., respectively.

(9)	Rob Gietl is our former Chief Executive Officer and director.

10)	Peter Aiello is the control person.

11)	Leonard Tucker is the control person.

Where You Can Find More Information

You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 150 Motor Parkway, Suite 401, Hauppauge, NY 11787: Telephone: 631-787-8455.

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If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the actions to be taken by written consent, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

By: /s/ James W. Zimbler

James W. Zimbler

President

Hauppauge, NY 11788

August 24, 2022

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Appendix A

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION of

THE INTEGRITY WELLNESS GROUP, INC.

a corporation organized and existing under and by virtue of the

General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:       That at a meeting of the Board of Directors of The Integrity Wellness Group, Inc. (the “Corporation”), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article I of the Certificate of Incorporation be amended by replacing Article I in its entirety to read as follows:

“ARTICLE I - NAME: The name of the Corporation is The Wholistic Company”

RESOLVED, FURTHER, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article III of the Certificate of Incorporation be amended by replacing Article III in its entirety to read as follows:

“ARTICLE III - CAPITAL STOCK:

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is One Billion, Twenty Million (1,020,000,000) shares, consisting of two classes designated, respectively, “Common Stock” and “Preferred Stock,” with all such shares having a par value of $0.0001 per share. The total number of Common Stock that the Corporation shall have authority to issue One Billion (1,000,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty Million (20,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be proscribed by resolution of the board of directors pursuant to Section 3 of the Article III.

SECOND:       That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:       That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by James W. Zimbler, this 23rd Day of August 2022.

/s/ James W. Zimbler

James W. Zimbler,

Authorized Officer

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